EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-2 (No. 333-65364) and Form S-8 (No. 333-42153) of our report dated November 5, 2003 relating to the consolidated financial statements of CHS Inc. for the year ended August 31, 2003, which appears in this Annual Report on Form 10-K/A-1.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

January 19, 2004